Exhibit 5.1
December 10, 2009
Dendreon Corporation
3005 First Avenue
Seattle, Washington 98121
Re:	17,250,000 Shares of Common Stock of Dendreon Corporation Offered Through Underwriters
Ladies and Gentlemen:
     We are acting as counsel for Dendreon Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 17,250,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (and the associated preferred stock purchase rights (the “Rights” and together with the Shares, the “Securities”) pursuant to the Underwriting Agreement, dated as of December 10, 2009 (the “Underwriting Agreement”), entered into by and among the Company, J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. (the “Underwriters”).
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of these opinions. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinions that:
1.	The Shares, when issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

2.	When issued in accordance with the Rights Agreement, dated as of September 18, 2002, between the Company and Mellon Investor Services LLC, as rights agent (as it may be amended from time to time, the “Rights Agreement”), the Rights will be validly issued.
     The opinions expressed herein are limited to the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
     The opinion set forth in paragraph 2 above is limited to the corporate authorization and valid issuance of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2 above, we have assumed that the Board of

Dendreon Corporation
December 10, 2009

Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the Registration Statement on Form S-3 (Reg. No. 333-163573) (the “Registration Statement”), filed by the Company to effect the registration of the Securities under the Securities Act of 1933 (the “Act”), and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day